Exhibit 99.1

CERTAIN INFORMATION TO BE PROVIDED TO PROSPECTIVE DEBT FINANCING SOURCES

Set forth below is certain information that will be provided to certain third parties in connection with debt financing by Emdeon Inc. for the previously announced acquisition of Altegra Health, Inc. through a senior secured incremental term loan facility and senior unsecured bridge loans.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors

Altegra Health, Inc. and subsidiaries

We have audited the accompanying consolidated financial statements of Altegra Health, Inc. and subsidiaries, which comprise the consolidated balance sheet as of December 31, 2014, and the related consolidated statement of operations, comprehensive income, changes in stockholders’ equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Altegra Health, Inc. and subsidiaries at December 31, 2014, and the consolidated results of their operations and their cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP

Miami, Florida

April 24, 2015

ALTEGRA HEALTH, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	Unaudited June 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$9,510,366	$14,569,878
Accounts receivable, net of allowance for doubtful accounts of $1,062,000 and $875,000, respectively	59,235,729	46,954,040
Prepaid expenses and other current assets	3,514,420	2,075,855
Income tax receivables	—	205,406
Deferred income tax assets	1,308,577	1,734,360

Total current assets	73,569,092	65,539,539

Property and equipment, net	5,670,274	6,599,014
Capitalized software costs, net	26,543,970	28,227,335
Goodwill	161,665,659	161,665,659
Other intangible assets, net	84,746,417	89,375,936
Deferred financing costs and other long-term assets	1,875,621	1,932,319

Total assets	$354,071,033	$353,339,802

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,580,236	$3,978,496
Accrued salaries and related expenses	7,490,696	6,464,340
Accrued expenses	3,826,667	2,725,375
Customer deposits	2,102,245	2,363,163
Deferred revenue	6,294,080	8,352,530
Income taxes payable	1,762,603	—
Current portion of senior term loans	13,832,814	11,704,688

Total current liabilities	37,889,341	35,588,592

Long-term debt:
Senior term loans	140,241,987	147,676,590

Total long-term debt	140,241,987	147,676,590

Deferred rent	742,621	1,732,223
Deferred compensation and other long-term liabilities	214,077	220,419
Deferred income tax liabilities	12,337,602	12,808,729

Total liabilities	191,425,628	198,026,553

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value, 100,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.001 par value, 3,500,000 shares authorized, 1,487,088 Shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively	1,486	1,486
Additional paid-in capital	162,179,667	159,507,299
Accumulated surplus (deficit )	426,949	(4,189,427)
Accumulated comprehensive income (loss)	21,446	(9,997)

Total stockholders’ equity attributable to controlling interest	162,629,548	155,309,361
Noncontrolling interest	15,857	3,888

Total stockholders’ equity	162,645,405	155,313,249

Total liabilities and stockholders’ equity	$354,071,033	$353,339,802

See accompanying notes.

ALTEGRA HEALTH, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Unaudited Six Months Ended June 30,		Year Ended December 31, 2014
	2015	2014
Total revenues	$110,992,837	$91,791,622	$192,550,770
Direct costs:
Payroll and personnel related	28,091,596	27,894,207	56,135,664
Other direct costs	12,137,331	8,058,828	17,324,812

Total direct costs	40,228,927	35,953,035	73,460,476

Gross profit	70,763,910	55,838,587	119,090,294
Operating expenses:
Advertising	792,830	767,094	1,192,234
Sales, general and administrative	40,999,850	34,544,425	67,453,196
Transaction fees	—	933,769	980,239
Stock-based compensation	2,672,368	2,280,845	4,588,723
Other expenses	1,750,363	2,257,419	5,445,101
Amortization and depreciation	13,727,694	11,008,761	24,138,677

Total expenses	59,943,105	51,792,313	103,798,170

Operating income	10,820,805	4,046,274	15,292,124

Other income and expenses:
Interest income	9,532	176,044	28,887
Interest expense	(3,170,165)	(3,122,501)	(6,776,477)

Income before income taxes	7,660,172	1,099,817	8,544,534
Income tax provision	3,031,827	450,400	3,409,319

Net income	4,628,345	649,417	5,135,215
Net income attributable to noncontrolling interest	11,969	16,242	3,888

Net income attributable to controlling interest	$4,616,376	$633,175	$5,131,327

See accompanying notes.

ALTEGRA HEALTH, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Unaudited Six Months Ended June 30,		Audited Year Ended December 31, 2014
	2015	2014
Net income	$4,628,345	$649,417	$5,135,215
Other comprehensive income (loss), net of tax:
Foreign currency income (loss)	31,443	30,065	(9,997)

Comprehensive income	4,659,788	679,482	5,125,218
Comprehensive income attributable to noncontrolling interest	11,969	16,242	3,888

Comprehensive income attributable to noncontrolling interest	$4,647,819	$663,240	$5,121,330

See accompanying notes.

ALTEGRA HEALTH, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock		Additional Paid in Capital	Accumulated Deficit	Accumulated Comprehensive Income (Loss)	Noncontrolling Interests	Total
	Shares	Amount
Balance at December 31, 2013—Audited	1,476,888	$1,476	$152,368,586	$(9,320,754)	$—	$—	$143,049,308
Acqusition of Outcome Health, LLC	10,200	10	2,549,990	—	—	—	2,550,000
Net Income	—	—	—	5,131,327	—	3,888	5,135,215
Other Comprehensive Loss	—	—	—	—	(9,997)	—	(9,997)
Stock-based compensation	—	—	4,588,723	—	—	—	4,588,723

Balance at December 31, 2014—Audited	1,487,088	1,486	159,507,299	(4,189,427)	(9,997)	3,888	155,313,249
Net Income (unaudited)	—	—	—	4,616,376	—	11,969	4,628,345
Other Comprehensive Income (unaudited)	—	—	—	—	31,443	—	31,443
Stock-based compensation (unaudited)	—	—	2,672,368	—	—	—	2,672,368

Balance at June 30, 2015—Unaudited	1,487,088	$1,486	$162,179,667	$426,949	$21,446	$15,857	$162,645,405

ALTEGRA HEALTH, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Unaudited Six Months Ended June 30,		Year Ended December 31, 2014
	2015	2014
Operating activities
Net Income	$4,628,345	$649,417	$5,135,215
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,278,975	1,896,934	4,208,266
Amortization of internally and externally developed software	6,589,840	3,355,122	8,883,629
Amortization of other identifiable intangible assets	4,629,519	5,536,605	10,595,497
Amortization of deferred finance costs	229,360	220,100	451,285
Provision for doubful accounts	626,000	321,498	768,992
Stock-based compensation	2,672,368	2,280,845	4,588,723
Deferred income tax asset and liabilities, net	(45,344)	118,901	742,922
Changes in operating assets and liabilities, net of the effects of the acquisitions:
Accounts receivable and other receivables	(12,907,689)	(1,918,365)	2,908,873
Prepaid expenses and other current assets	(1,611,227)	(210,686)	(46,204)
Accounts payable and accrued expenses	2,809,002	(3,558,466)	(6,592,198)
Deferred rent and revenue	(3,308,970)	(2,351,408)	(2,570,507)

Net cash provided by operating activities	6,590,179	6,340,497	29,074,493
Investing activities
Acquisition of Outcomes Health (net of cash)	—	(81,275,722)	(81,275,722)
Purchase of property and equipment	(1,350,235)	(2,295,538)	(3,602,782)
Capitalized software costs	(5,197,475)	(4,793,685)	(10,000,070)
Proceeds from licensing of capitalized software	291,000	351,000	672,000

Net cash used in investing activities	(6,256,710)	(88,013,945)	(94,206,574)
Financing activities
Deferred financing Cost	—	(526,959)	(526,959)
Proceeds (repayment) of senior term loans	(5,306,477)	86,775,000	75,046,423
Repayment of capital lease obligations	(117,949)	(163,548)	(227,568)

Net cash (used in) provided by financing activities	(5,424,426)	86,084,493	74,291,896
Effect of exchange rate on cash and cash equivalents	31,445	30,065	(9,997)

Net (decrease) increase in cash and cash equivalents	(5,090,957)	4,411,045	9,149,818
Balance at beginning of period	14,569,878	5,420,060	5,420,060

Balance at end of period	$9,510,366	$9,861,170	$14,569,878

Supplemental disclosure of cash flow information
Interest paid	$3,170,165	$3,126,259	$6,776,477

Income taxes paid	$1,109,164	$2,908,359	$3,040,651

Supplemental disclosure of noncash investing activities
Issuance of common stock to acquire Outcomes Health	$—	$2,550,000	$2,550,000

See accompanying notes

ALTEGRA HEALTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of and for the year ended December 31, 2014

As of and for the six months ended June 30, 2015 and 2014 (unaudited)

1. Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

Altegra Health, Inc. (“AHI”), through its direct operating subsidiary Altegra Health Operating Company (“AHOC”) and its indirect subsidiaries Altegra Health Connections, LLC, f/k/a Outcomes Health Connections, LLC (“AHC”), Altegra Health Microsourcing Cooperatief, UA f/k/a Outcomes Health Microsourcing Cooperatief, UA (“AHMS”)—[90% owned by AHOC and 10% owned by Microsourcing International LTD], Altegra Health Operating Company—Puerto Rico, LLC (“AHOCPR”), and Altegra Health Philippines, Inc. (“AHPI”), collectively referred to as the “Company”.

The Company is a national provider of technology-enabled services and software that improve the financial and clinical performance of government-sponsored health plans and other healthcare organizations by aligning member health status with benefits and accurate reimbursement. Headquartered in Miami Lakes, Florida—with offices in Arizona, California, New Jersey, Minnesota, Illinois, Georgia, the Philippines and Puerto Rico, the Company’s integrated solution addresses the full continuum of revenue management, quality and compliance needs for its clients, which are primarily government-sponsored health plans, such as Medicare Advantage, Managed Medicaid plans, and Commercial Health Insurance Marketplace/Exchange Plans. The Company also serves other healthcare organizations, including risk-bearing provider entities, such as Accountable Care Organizations (ACOs), large provider groups and hospital systems.

The Company is a single-source provider of a diversified suite of technology-enabled services for health plans to monitor and manage member health status and risk adjustment, eligibility, enrollment and retention, member engagement, quality performance, and wellness. These offerings, combined with the Company’s advisory services for medical provider groups and other risk-bearing entities, enable the Company to deliver solutions that improve the financial and clinical performance of its clients while enhancing the quality of life for the individuals they serve.

The foundation of AHI is nine companies that started, prior to being acquired by AHI, as early as 1990, each with leading capabilities in their respective niches: The Coding Source, LLC (TCS), Dynamic Commerce Applications, Inc. (DCA), Social Service Coordinators, LLC (SSC), Austin Provider Solutions, Inc. (APS), Sinaiko Healthcare Consulting, Inc. (SHC), Warm Health, Inc. (WH), Healthcare Analytics (HCA)—[a division of Transunion Healthcare, LLC acquired by APS], Outcomes Health Information Systems, LLC (“OHIS”)—[merged into AHOC effective January 1, 2015, AHMS [developed as a Joint Venture for the creation of AHPI], AHPI and AHC. The merger and acquisition of these companies started in 2010 and was completed in 2014.

AHOC f/k/a Coding Source Holdings, Inc. is a wholly-owned subsidiary of AHI and was incorporated on June 17, 2010, under the laws of the State of Delaware, and began operations on August 2, 2010, through the acquisition of TCS and SHC. AHI f/k/a PlanRCM, Inc. was formed on December 17, 2010, under the laws of the State of Delaware, to serve as the parent holding company of (AHOC). AHI acquired SSC on January 3, 2011, APS on February 11, 2011 and DCA on April 5, 2011. The parent company, AHI, contributed its ownership interest in all subsidiaries to AHOC in exchange for Altegra Health stock.

AHOC acquired Warm Health on June 5, 2012, and Outcomes Health on January 10, 2014. APS acquired the Healthcare Analytics division of Transunion on March 4, 2013.

Principles of Consolidation

The consolidated financial statements include the accounts of all wholly owned subsidiaries. The consolidated financial statements also include all assets, liabilities, revenue, and expenses of OHMS Cooperatief

ALTEGRA HEALTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

1. Nature of Operations and Summary of Significant Accounting Policies (continued)

U.A., which is controlled by the Company but not wholly owned. All material intercompany balances and transactions have been eliminated in consolidation. In August 2012, Outcomes Health entered into a Joint Venture agreement with Microsourcing International LTD. (MSI) to establish OHMS Cooperatief U.A., a cooperative with exclusion of liability under the laws of the Netherlands. Outcomes Health and MSI formed a joint venture for the purpose of providing outsourcing services in the Philippines. The Company accounts and discloses for this transaction in accordance with Accounting Standards Codification (ASC) ASC 805, Business Combinations, and ASC 810, Consolidation. Pursuant to the Joint Venture agreement, the Company controls a 90% ownership interest in the venture and consolidates the venture into the Company’s consolidated financial statements. The Company presents noncontrolling interests as a component of equity on its consolidated balance sheets and reports as noncontrolling interests “Net income attributable to noncontrolling interest” in the consolidated statements of operations.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

In the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation have been included in the unaudited interim financial statements for the six months ended June 30, 2015 and June 30, 2014. The results for the interim periods do not necessarily indicate the results that may be expected for any other interim period or for the full year. The unaudited interim financial statements should be read in conjunction with the consolidated financial statements and the related notes for the year ended December 31, 2014.

Fair Value

Due to their short maturities, management believes the carrying amounts of cash and cash equivalents, restricted deposits included in other long-term assets in the accompanying consolidated balance sheet, accounts receivable, and accounts payable approximated their fair values at December 31, 2014.

In evaluating estimated fair value information, considerable judgment is required to interpret the market data used to develop the estimates. The use of different market assumptions and/or different valuation techniques may have a material effect on the estimated fair value amounts recorded in the accompanying consolidated financial statements. Accordingly, the estimates of fair value presented herein may not be indicative of the amounts that could be realized in a current market exchange (see Note 9).

Revenue Recognition

Revenue from services provided to monitor and manage member health status, member engagement, decision analytics, care visits and assessments, and advisory services are recognized when the services are fully rendered. Implementation revenue for the setup of new technology enabled services is amortized over the estimated life of the client relationship with the Company. Clients are billed primarily on a monthly basis although certain clients may be invoiced and payments received prior to services being rendered based upon contractual terms. Any payments that are received prior to services being rendered are recorded as deferred revenue. Revenue from member engagement is recognized when services have been rendered or when the clients are eligible to receive increased payments from the Centers for Medicare and Medicaid Services (CMS). Billing

ALTEGRA HEALTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

1. Nature of Operations and Summary of Significant Accounting Policies (continued)

for member engagement takes place when CMS reimburses the Company’s clients for the increase in capitation as a result of a successful approval.

ASC 605-25 Multi- Element Arrangements addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting and how arrangement consideration should be measured and allocated to the separate units of accounting. Under this method, the Company analyzed deliverables present in customer contracts and determined the relative selling price for each. The selling price is determined based on vendor specific objective evidence, if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific objective evidence nor third party evidence is available. Revenue is recognized as services are completed for each separately identified deliverable within the contract based on the selling price for each deliverable.

The Company identified two deliverables that meet the definition of a separate unit of accounting as outlined in ASC 605-25. The first deliverable is medical record for chart retrieval. The selling price for medical record chart retrieval services was determined based on the Company’s average sales price for this service when provided to customers on a stand-alone basis. The Company recognizes revenue for medical chart retrieval services on a chart-by-chart basis as individual charts are retrieved and made available to the customer. The second deliverable is chart clinical reading or abstraction services. The selling price for clinical reading and abstraction services was determined based on the Company’s average sales price for this service when provided to customers on a stand-alone basis. The Company recognizes revenue for clinical reading and abstraction services on a chart-by-chart basis as individual charts are coded or abstracted and submitted to the customer.

Cash and Cash Equivalents

Cash and cash equivalents consist primarily of cash and interest bearing deposits. The Company considers all highly liquid investments with a maturity of three months or less, when purchased, to be cash equivalents. The Company maintains its cash and cash equivalents at certain financial institutions in excess of amounts insured by federal agencies. Management does not believe that as a result of this concentration it is subject to any unusual financial risk beyond the normal risk associated with commercial banking relationships.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable represents fees for services provided to the Company’s clients, such as technology enabled services, member engagement services, advisory services, decision analytics, and care visits and assessments. The allowance for doubtful accounts reflects management’s best estimate of probable losses inherent in the accounts receivable balance. Management determines the allowance based on historical experience and other available information. The Company writes off specific accounts based on an ongoing review of collectability as well as management’s past experience with customers.

The allowance for doubtful accounts as of June 30, 2015 and December 31, 2014, was approximately $1,062,000 (unaudited) and $875,000, respectively. The provision for doubtful accounts is included in general and administrative expenses, and was approximately $626,000 (unaudited) and $321,000 (unaudited) for the six months ended June 30, 2015 and June 2014, respectively, and $769,000 for the year ended December 31, 2014.

Advertising

Advertising costs are expensed as incurred and were approximately $793,000 (unaudited) and $767,000 (unaudited) for the six months ended June 30, 2015 and June 2014, respectively, and $1,192,000 for the year ended December 31, 2014.

ALTEGRA HEALTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

1. Nature of Operations and Summary of Significant Accounting Policies (continued)

Credit Risk and Concentration of Business

Credit is extended to customers based on an evaluation of their financial condition and collateral is generally not required. The Company performs ongoing credit evaluations of its customers and provides an allowance for doubtful accounts as appropriate.

For the year ended December 31, 2014, the Company derived approximately 39% of its total revenue from its top five customers, with the top customer representing 17% of total revenue. No other customer accounted for more than 8% of total revenue. The top five customers accounted for approximately 26% of total accounts receivable at December 31, 2014, with the top customer representing 6% of total accounts receivable. No other customer accounted for more than 5% of 2014 total accounts receivable as of December 31, 2014.

Deferred Rent

Rent expense is recognized on a straight-line basis, including any free rental periods and future escalations of rent over the life of the lease.)

Deferred rent liability represents the net adjustments to future rents as a result of using the straight-line method to recognize current expense. The liability is the net of adjustments to future rent receivable, under a sub-lease agreement, and future rents payable.

Property and Equipment

Property and equipment is stated at cost, less accumulated depreciation. Depreciation, including amortization of assets held under capital leases, is generally provided on the straight-line method over the estimated useful lives of the respective assets. Amortization of leasehold improvements is provided on the straight-line method over the shorter of the useful lives of the assets or the term of the lease. Capitalized lease assets are amortized over their estimated useful lives. Repairs and maintenance costs are charged to expense when incurred. The Company recognized depreciation expense of approximately $2,279,000 (unaudited) and $1,897,000 (unaudited) for the six months ended June 30, 2015 and June 2014, respectively, and $4,208,000 for the year ended December 31, 2014.

Goodwill and Intangible Assets

Goodwill represents the difference between the purchase price and the fair value of net assets acquired. The Company does not amortize goodwill; however, the Company performs an annual review for goodwill impairment each year. The Company did not record any impairment of goodwill for the year ended December 31, 2014. The Company evaluates goodwill for impairment annually and whenever events and changes in circumstances suggest that the carrying amount may not be recoverable.

The Company amortizes intangible assets with definitive lives on a straight-line basis over their estimated useful lives, ranging from 3 to 20 years. The Company reviews for impairment when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. The Company uses the straight-line method of amortization as there is no reliably determinable pattern in which the economic benefits of our intangible assets are consumed or otherwise used up. Amortization of other identified intangible assets was approximately $4,630,000 (unaudited) and $5,537,000 (unaudited) for the six months ended June 30, 2015 and June 2014, respectively, and $10,595,000 for the year ended December 31, 2014.

ALTEGRA HEALTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

1. Nature of Operations and Summary of Significant Accounting Policies (continued)

Impairment of Long-Lived Assets

Long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset or group of assets exceeds the estimated future cash flows, then an impairment charge is recognized for the amount, if any, by which the carrying amount of the asset or group of assets exceeds their fair value.

Capitalized Software Costs

Costs incurred to obtain or develop software for internal use are capitalized. Once a project is substantially completed, further costs are expensed as incurred. If projects are not likely to be completed, existing balances are treated as impaired assets. Capitalized software costs are amortized over the expected useful life of the software which ranges from 1 to 7 years. Amortization expense was approximately $6,590,000 (unaudited) and $3,355,000 (unaudited) for the six months ended June 30, 2015 and June 2014, respectively, and $8,884,000 for the year ended December 31, 2014.

Deferred Financing Costs

Deferred financing costs represent costs associated with obtaining financing from several financial institutions. These costs are amortized over the term of the respective loans using the effective interest method and are included in interest expense in the accompanying consolidated statement of operations.

Company Owned Life Insurance

Company owned life insurance is recorded at the estimated amount that could be obtained on the surrender of the policies.

Derivative Financial Instrument

The Company records derivative financial instruments on its balance sheet at their fair value and the changes in the fair value are recognized in income when they occur, the only exception being derivatives that qualify as hedges. To qualify derivative instruments as a hedge, the Company is required to meet strict hedge effectiveness and contemporaneous documentation requirements at the initiation of the hedge and assess the hedge effectiveness on an ongoing basis over the life of the hedge.

On August, 2014, the Company’s interest rate swap expired. Prior to expiring, the instrument did not meet the documentation requirements to be accounted for as an effective hedge. Accordingly, the Company recognized all changes in fair values of the interest rate swap contract in its results of operations.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred

ALTEGRA HEALTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

1. Nature of Operations and Summary of Significant Accounting Policies (continued)

tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date of a change in tax rates. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to more likely than not be realized. Income tax expense is the tax payable for the period and the change during the period in the deferred assets and liabilities (see Note 8).

Share Based Compensation and Incentive Awards

The Company recognizes all share-based awards to employees, including grants of stock options, in the financial statements based on fair values in accordance with the provisions of ASC 718, Compensation-Stock Compensation. Because there is no observable market for the options, management must make critical estimates in determining the fair value at the grant date. Variations in the assumptions will have a direct impact on net income. Critical estimates in valuing the fair value at the grant date and the assumptions that marketplace participants would use in making estimates of fair value include: expected volatility, expected dividend yield, risk free interest rate, involuntary conversion due to change in control and expected exercise history of similar grants.

The estimates of the compensation costs under ASC 718 for these arrangements are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable. Assumptions may not reflect unanticipated events and changes in circumstances may occur (see Note 14).

Recent Accounting Pronouncements

In January 2014 the FASB issued Accounting Standards Update (ASU) ASU 2014-02, Accounting for Goodwill (a consensus of the Private Company Council). ASU 2014-02 provides eligible private companies (as defined) with an alternative to amortize goodwill on a straight-line basis over 10 years (or less if an entity can demonstrate that another useful life is more appropriate) and to perform a one-step impairment test, at either the entity level or the reporting unit level, when an event or circumstance indicates that the fair value of the entity or the reporting unit may be below its carrying amount. The accounting alternative, if elected, should be applied prospectively to goodwill existing as of the beginning of the period of adoption and new goodwill recognized within annual periods beginning after December 15, 2014 and interim periods within annual periods beginning after December 15, 2015. Early adoption is permitted. The Company does not plan to elect this accounting alternative.

In May 2014, FASB issued a comprehensive new revenue recognition standard that will supersede nearly all existing revenue recognition guidance under generally accepted accounting principles in the United States. The core principal of the new standard is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. In July 2015 the FASB delayed the effective date of the new revenue recognition standard. For nonpublic entities the new standard is effective for annual periods beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. Early adoption is permitted no earlier than 2017. The Company has not yet selected the method of adoption and determined what impact, if any, the adoption of the new standard will have on its consolidated financial position, results of operations or cash flows.

In December 2014, FASB issued guidance that allows private companies to simplify their accounting by recognizing fewer intangible assets in a business combination and certain other transactions. A private company can now choose to limit the customer-related intangibles it recognizes separately to those that are capable of being sold or licensed independently from the other assets of the business. Under the alternative, private

ALTEGRA HEALTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

1. Nature of Operations and Summary of Significant Accounting Policies (continued)

companies also wouldn’t separately recognize noncompetition agreements. Companies that elect the new alternative will be required to elect the goodwill accounting alternative in (ASU) 2014-02, which requires goodwill to be amortized over a period of 10 years or less. However, companies that elect the goodwill accounting alternative would not be required to elect the intangible assets accounting alternative. The decision to adopt the alternative must be made when the first qualifying transaction occurs after December 15, 2015. If such transaction occurs in the first fiscal year beginning after December 15, 2015, the adoption of the alternative will be effective for that fiscal year’s annual financial reporting and all interim and annual periods thereafter. If such transaction occurs in fiscal years beginning after December 15, 2016, the adoption of the alternative will be effective in the interim period that includes the date of that first qualifying transaction and subsequent interim and annual periods. A company that elects the alternative must apply it to all future qualifying transactions. The adoption of this guidance will have no impact on the Company’s consolidated financial statements.

In April 2015, the FASB issued an accounting standards update that changes the presentation of debt issuance costs in financial statements. Under the new guidance, an entity presents such costs in the balance sheet as a direct deduction from the related debt liability rather than as an asset.

Amortization of the costs is reported as interest expense. This guidance is effective for fiscal years beginning after December 15, 2015, and interim periods beginning after December 15, 2016, with early application permitted. Other than the change in presentation, this accounting standards update will not have an impact on the Company’s consolidated financial position, results of operations or cash flows.

2. Acquisitions

On January 10, 2014, the Company purchased OHIS and OHC to solidify and expand Altegra’s position as a leader in providing solutions that enhance quality, strengthen compliance and improve the overall performance of healthcare organizations. The Company delivered to the seller approximately $82,607,000 in cash and $2,550,000 in the Company’s stock. Transaction costs of $980,000 were paid and expensed in connection with the acquisition. The purchase price related to the acquisition of OHIS and OHC was allocated to the estimated fair values of the acquired tangible and intangible assets and the assumed liabilities. There was a $2,000,000 subsequent purchase price settlement in favor of the seller primarily due to higher level of working capital that was acquired as part of the consummation of the business. The following table summarizes the estimated fair value of the net assets acquired and liabilities assumed at the date of acquisition:

Working Capital	$4,671,000
Property Plant & Equipment	2,062,000
Intangible Assets:
Customer Relationships	23,100,000
Trademarks	100,000
Favorable Leasehold Interest	1,490,000
Capitalized Software Costs	7,100,000

Total Intangible Assets	31,790,000
Capital Lease Liability	(577,000)
Goodwill	49,211,000

Total Purchase Price	$87,157,000

ALTEGRA HEALTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

3. Goodwill and Intangible Assets

The Company’s goodwill and intangible assets consist of the following at December 31, 2014:

		Amortization Period	Weighted Average Amortization Period
Customer Relationships	$116,255,000	4–20 years	15.2 years
Trademarks	3,775,000	5 years	5.0 years
Non-Compete Agreements	1,110,000	3–7 years	5.3 years
Favorable Leasehold	1,490,000	3 years	3 years
Capitalized Software	53,984,650	1–7 years	4.8 years
Goodwill	161,665,659

	338,280,309
Accumulated Amortization	(59,011,379)

Net Goodwill and Intangible Assets	$279,268,930

The change in the carrying amount of goodwill as of June 30, 2015 is as follow:

Balance as of December 31, 2014	$161,665,659
Activity (unaudited)	—

Balance as of June 30, 2015	$161,665,659

Goodwill is not subject to amortization, but is assessed for impairment annually or more frequently if certain indicators of impairment are present. There was no impairment to the Company’s goodwill during 2014. The weighted-average amortization period is approximately 10.5 years for intangible assets.

The estimated remaining amortization expense of intangible assets for the next five years as of December 31, 2014 is as follows:

2015	$13,696,657
2016	12,864,144
2017	12,287,657
2018	9,576,229
2019	7,577,803

4. Property and Equipment

Property and equipment at December 31, 2014, is as follows:

Computer and Office Equipment	$11,981,970
Furniture, Fixtures and Leasehold Improvements	4,070,027

Total Property and Equipment	16,051,997
Less Accumulated Depreciation	(9,452,983)

$6,599,014

ALTEGRA HEALTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

5. Capitalized Software Costs

The Company capitalizes costs incurred in the internal and external development of software programs that are used to maintain medical record coding projects, several member eligibility screening tools, and internal data base solutions. Total expenditures for development for the six months ended June 30, 2015 and June 30, 2014, were approximately $5,197,000 (unaudited) and $4,794,000 (unaudited), respectively, and $10,000,000 for the year ended December 31, 2014.

The total amount of amortization expense of capitalized computer software cost was approximately $6,590,000 (unaudited) and $3,355,000 (unaudited) for the six months ended June 30, 2015 and June 2014, respectively, and $8,884,000 for the year ended December 31, 2014, and is included in amortization and depreciation.

6. Customer Deposits

Customer deposits represent retainer fees received from various clients not yet applied to current services rendered. By contract, the Company generally applies the deposit to specified open invoices that the client identifies. In practice, much of the deposits are rolled-over into new projects for the same clients.

7. Pension Plan Payable and Employee Benefit Plans

Altegra Health has a 401(k) retirement plan (the Retirement Plan) for its employees. Employees are eligible to participate in the Retirement Plan once they have completed 500 hours of service within the first six consecutive months of employment and are at least 21 years of age. Employees not meeting the 500-hour service requirement are eligible to participate in the Retirement Plan once the employee is credited with six months of service. All matching contributions to the Retirement Plan made by the Company are discretionary. The acquired Company, Outcomes Health, maintains a similar plan that was merged with Altegra Health effective on January 1, 2015. Employees under Outcomes Heath in 2014 are eligible to participate in the Retirement Plan once they have completed three months of service and are at least 21 years of age. Lastly, in order to maintain a safe harbor status the Company has adopted a matching contribution that qualifies under ERISA.

Altegra Health also sponsors a nonqualified deferred compensation plan (the Plan) for the benefit of certain members of management and other highly compensated employees. The Plan allows participants to make elective deferrals each pay period. Altegra Health may make discretionary matching contributions. The Company recognized deferred compensation liabilities of approximately $211,000 in the accompanying consolidated balance sheets as of June 30, 2015 (unaudited) and $174,000 as of December 31, 2014.

8. Income Taxes

Income tax expense was $3.0 million for the six months ended June 30, 2015, an increase of $2.6 million, as compared to the same period in 2014. The primary driver of the increase was an increase in pre-tax income for both periods as the effective tax rate was relatively stable between periods. The effective tax rate for the six months ended June 30, 2015 was 39.64% as compared to 40.95% for the six months ended June 30, 2014. In arriving at these rates, management considers a variety of factors, including forecasted full-year pre-tax results, the U.S. federal rate of 35%, expected nondeductible expenses, and estimated state income taxes.

Management maintains the position to indefinitely reinvest the foreign earnings of AHPI. No material adjustments related to indefinitely reinvested foreign earnings are expected to occur within the next 12 months.

ALTEGRA HEALTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

8. Income Taxes (continued)

The components of income tax expense (benefit) for the year ended December 31, 2014 are as follows:

Current:
Federal	$2,236,365
State	430,002

2,666,367
Deferred:
Federal	777,309
State	(34,357)

742,952

Total	$3,409,319

The reconciliation of the expected income tax expense with the actual income tax expense reported for the year ended December 31, 2014, computed on income before income taxes at the federal statutory rate is as follows:

Pretax Book Income at Statutory Rate	35.00%
Permanent Differences	1.61%
Rate Differential	(1.29)%
State Taxes, Net	5.16%
Other	(0.58)%

39.90%

Deferred income tax assets and liabilities reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. ASC 740 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all the evidence, management has determined that no valuation allowance is necessary at December 31, 2014.

At December 31, 2014 the Company had federal net operating losses of $1,696,051 which begin to expire in 2027. The deductibility of these loss carry forwards is limited under IRC Sec. 382.

ALTEGRA HEALTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

8. Income Taxes (continued)

Year-end deferred tax assets (liabilities) as of December 31, 2014 consist of the following:

2014
Current Deferred Income Tax Assets:
Accrued Expenses	$452,950
Deferred Rent and Client Retainers	1,281,410

Total Current Deferred Income Tax Assets	1,734,360
Noncurrent Deferred Income Tax Assets:
Bad Debt Allowance	306,027
Net Operating Losses	843,618
Stock-based Compensation	4,977,583
Deferred Financing Costs	692,144
Deferred Revenue	64,477
Other	29,918

Gross noncurrent deferred income tax assets	6,913,767

Valuation allowance	(250,000)

Total net noncurrent deferred income tax assets	6,663,767
Noncurrent Deferred Income Tax Liabilities:
Fixed Assets	(1,299,520)
Intangible Assets	(18,172,976)

Total Noncurrent Deferred Income Tax Liabilities	(19,472,496)

Net Deferred Liabilities	$(11,074,369)

During 2014, the Company initially recorded a $250,000 deferred tax asset associated with net operating losses generated by its foreign subsidiaries. Management believes it is more likely than not that the deferred tax asset associated with these losses will not be realized. As such, Management has recorded a related valuation allowance of $250,000 against the foreign net operating loss deferred tax asset.

At December 31, 2014 the Company had no amounts recorded for uncertain tax positions and does not expect any material changes in uncertain tax benefits during the next 12 months. The Company recognizes interest and penalties related to income tax matters in other expense. No amounts of interest and penalties were recorded at December 31, 2014.

9. Fair Value Measurements

The fair value of an asset or liability is the price that would be received to sell an asset or transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company utilizes a fair value hierarchy that maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value and defines three levels of inputs that may be used to measure fair value. Level 1 inputs are quoted prices in active markets for identical assets or liabilities. Level 2 inputs are observable inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets, quoted prices in markets that are not active, inputs other than quoted prices that are observable for the asset or liability, or inputs derived from observable market data. Level 3 inputs are unobservable inputs that are supported by little or no market activity and are significant to the fair value of the assets or liabilities.

ALTEGRA HEALTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

9. Fair Value Measurements (continued)

As of December 31, 2014, the Company had satisfied all contingent consideration related to prior acquisitions and the most recent acquisition Outcomes Health excluded any current or future contingencies that would otherwise be noted in this section.

10. Commitments

The Company entered into lease agreements to lease office space and equipment. Certain of these leases include options to renew as well as rent escalation clauses. The Company’s policy is to purchase equipment and not enter into capital leases, however for the acquired Company Outcomes Health there were lease agreements deemed capital that were transferred as part of the consummation of the business. For two office space leases, the Company is required to maintain irrevocable standby letters of credit in lieu of a security deposit.

During July 2014, the Company sent a notice to vacate to the lessor of one of the Company’s remote offices located in California and pursuant to the lease term paid and expensed a lease termination fee of $846,000.

During 2014, approximately $410,000 of irrevocable standby letters of credit was issued by a financial institution. On April 30, 2015, an additional $200,000 of irrevocable standby letter of credit was issued by a financial institution in support of the new lease agreement for the relocation of its corporate office. The standby letters of credit are collateralized by the Company’s revolving credit facility.

Minimum annual lease payments including rental revenues from subleases are as follows:

	Minimum Payments	Deduct Sublease Rentals	Net Lease Commitments
For year ending December 31,
2015	$4,133,593	$(99,132)	$4,034,461
2016	2,063,116	—	2,063,116
2017	372,634	—	372,634
2018	299,667	—	299,667
2019	248,491	—	248,491
Thereafter	169,185	—	169,185

Rent expense was approximately $1,470,000 (unaudited) and $2,219,000 (unaudited) for the six months ended June 30, 2015 and June 2014, respectively, and $3,892,000, for the year ended December 31, 2014. The Company records minimum rent expenses on a straight-line basis over the terms of the leases. There were no material changes to the minimum annual lease payments or rental revenues from subleases since December 31, 2014, other than changes due to the passage of time and a new lease agreement for the relocation of the Company’s corporate office in connection with the expiration of the lease for its current location in December 2014.

The new lease agreement was entered into on April 2, 2015, and provides for annual rent payments of approximately $1.1 million per year over an eleven year term, which commences on November 1, 2015, unless the tenant occupies the premises to conduct its business prior to November 1, 2015.

ALTEGRA HEALTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

10. Commitments (continued)

Minimum annual capital payments mainly for computer equipment are as follows:

Minimum Payments
For year ending December 31,
2015	$229,654
2016	31,944
Thereafter	—

11. Contingencies

The Company is involved from time to time in various claims and legal actions arising in the ordinary course of business. The Company has established what management believes to be adequate reserves for pending legal matters. In the opinion of management, after consultation with outside counsel, the claims or actions to which the Company is a party are not expected to have a material adverse effect, individually or in the aggregate, on the Company’s financial position or results of operations.

On December 10, 2010 and February 4, 2013, two separate collective class action complaints were filed against Social Service Coordinators, LLC in the U.S. District Court for the Eastern District of California alleging the Company refused to pay overtime compensation and to provide other benefits required by law. A mediation to settle all wage and hour related current and future disputes was held on April 16, 2014. These two cases were settled (subject to court approval) for a total of $4,900,000, including Plaintiff’s attorney fees and costs. The Company is required to separately pay all employer-side payroll taxes associated with the Class Fund. A total of $5,040,000, including payroll taxes, was accrued as of December 31, 2013. The Company paid the full amount during 2014, as agreed upon in the settlement.

12. Related-Party Transactions

The Company is party to an advisory services agreement with an affiliate of an indirect major shareholder for the affiliate to provide certain management and advisory services to the Company.

The Company incurred approximately $262,000 (unaudited) for each of the six months ended June 30, 2015 and June 30, 2014, and $525,000 for the year ended December 31, 2014.

On January 3, 2013, the Company entered into a property lease agreement with a realty company whose individual majority owner is also a minority shareholder of the Company. The Company incurred rent expense related to this property of approximately $523,000 (unaudited) and $524,000 (unaudited) for the six months ended June 30, 2015 and June 30, 2014, respectively, and $1,040,000 for the year ended December 31, 2014.

13. Debt

On January 3, 2011, the Company previously known as Coding Source Holdings (CSH) entered into a Note Purchase Agreement and a Revolving Credit and Term Loan Agreement with SunTrust Bank as Administrative Agent and Fifth Third Bank as Syndication Agent for a term loan amount of $55,000,000, Morgan Stanley for subordinated debt of $25,000,000, and a revolver in the amount of $15,000,000. This debt was to have a total term of 60 months and was scheduled to mature on January 3, 2016.

ALTEGRA HEALTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

13. Debt (continued)

On August 10, 2012, the Company entered into an Amended and Restated Revolving Credit and Term Loan Agreement with SunTrust Bank as the Administrative Agent, Fifth Third Bank as the Syndication Agent and CapitalSource Bank, Capital One Bank and RBS Citizens, N.A. as the Co-Documentation Agents for a term loan amount of $90,000,000, and revolver amount of $30,000,000. The Amended and Restated Revolving Credit and Term Loan Agreement is secured by substantially all assets of the Company. The Amended and Restated Revolving Credit and Term Loan Agreement contains certain covenants that among other things, restrict additional indebtedness and obligations, and require the achievement of certain financial covenants.

On January 10, 2014, the Company entered into an incremental Term Loan Agreement with SunTrust Bank as the Administrative Agent, Fifth Third Bank as the Syndication Agent and Capital One, RBS Citizens, Cadence Bank, Brown Brothers Harriman & Co., Siemens Financial Services, Synovus Bank, CapitalSource Bank, Regions Bank, and Sabadell United Bank as the lenders. The purpose of this amendment was to raise an additional $82,500,000 in capital for the purchase of Outcomes Health, LLC that took place on the same date of the incremental loan agreement. The Term Loan Agreement continues to be secured by substantially all assets of the Company and contains certain covenants that among other things, restrict additional indebtedness, and require the achievement of certain financial covenants during the duration of the debt agreement.

Pursuant to ASC 470-50-40-17(b), the Company capitalized fees of $0.53 million paid to holders of the old Term Loan associated with the modified debt. The fees are being amortized over the term of the modified debt using the effective interest rate method. In addition, $0.60M of fees were paid to the administrative agent, who is also a “lender”. These fees were paid as compensation to an agent. Therefore, these amounts represent third party costs that were expensed instead of recorded as a discount on the new debt.

This amended debt arrangement has a 60 month term and is scheduled to mature on June 21, 2018. The Revolving Credit and Term Loan Agreement gives the Company the option of electing Base Rate Loans or Eurodollar Loans. At June 30, 2015 (unaudited) and December 31, 2014, there was no outstanding balance on the revolving line of credit except for the outstanding letter of credits. The term loans bore interest at 3.75% plus the Eurodollar one month rate of 0.18%. The term loan has quarterly repayments of $3,192,188.

The term loan has quarterly repayments of $3,192,188 (unaudited) on June 30, 2015 and at the end of each quarter thereafter. As part of the Revolving Credit and Term Loan Agreement, the Company has the ability to draw upon the full $30,000,000 revolver provided the Company is in compliance with all of the financial covenants. At June 30, 2015 (unaudited) and December 31, 2014, there was no outstanding balance on the revolving line of credit except for the outstanding letter of credits as referenced under Section 10—Commitments. The Company incurred $131,000 in commitment fees for the year ended December 31, 2014 for the unused portion of the revolving line of credit.

As part of the definitive agreement entered into with Emdeon, Inc. as referenced in the Subsequent Events section, it is required that debt will be retired at closing in connection with the acquisition by Emdeon, Inc.Aggregate maturities required of long-term debt as of December 31, 2014 are due in future years as follows:

2015	$11,704,688
2016	15,960,938
2017	19,701,563
2018	112,014,089

$159,381,278

ALTEGRA HEALTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

14. Stock Based Compensation

The Company maintains compensation plans for officers, other employees, and non-employee members of the Board of Directors (the Plan). The Plan allows the Company to grant equity-based compensation awards, including stock options. Under the Plan, the Board of Directors is authorized to grant options to purchase up to 243,484 ordinary shares. On February 15, 2015 the Company granted 25,824 options to a senior executive. As of June 30, 2015 the updated number of grants is 238,609 (unaudited), with no significant forfeitures in this period. As part of the definitive agreement with Emdeon Inc., all outstanding options will be accelerated and satisfied upon the consummation of the acquisition, as referenced in the subsequent events footnote (see Note 17). All outstanding options will be accelerated and satisfied upon the consummation of the acquisition.

In 2014, all options awarded were exercisable for a period up to five years. During 2014, the Company recorded approximately $4,589,000 of stock-based compensation expense. As of December 31, 2014, there was approximately $11,423,000 of unrecognized compensation cost related to the stock options granted under the Plan. That cost is expected to be recognized over a weighted-average period of approximately 5 years. Under the Plan, 20% of the options vest on the first anniversary date and the remaining options vest in equal monthly installments on the last day of each calendar month over the remaining four years. Options under the Plan may be exercised over a period not in excess of 10 years from the date of the grant.

The Company estimates the fair value of each stock option on the date of grant using a Black- Scholes option-pricing formula, applying the following assumptions, and amortizes the fair value to expense over the option’s vesting period using the straight-line attribution approach for employees and non-employee directors with most of the compensation expense being recorded during the initial periods of vesting:

2014
Risk-Free Interest Rate	2.22%—2.71%
Expected Life	10 years
Expected Dividends	N/A
Expected Volatility	38.80—39.50
Forfeiture Rate	3.60%—9.05%

Risk-Free Interest Rate.    The risk-free rate is based on U.S. Treasury zero-coupon issues with remaining terms similar to the expected term on the options.

Expected Life.    The expected term of grant was based on the contractual term of the stock option and expected employee exercise and post-vesting employment termination trends. Forfeitures are estimated based on historical experience.

Dividend Yield.    The Company used an expected dividend yield of 0% in the valuation model.

Volatility.    Since the Company is a private entity with limited historical data regarding the volatility of its common stock, the expected volatility used for the year ended December 31, 2014 is based on volatility of similar entities, referred to as “guideline” companies. The Company considered factors such as industry, stage of life cycle and size in identifying the “guideline” companies.

Forfeitures.    ASC 718 requires the Company to estimate forfeitures at the time of grant and revise those estimates in subsequent periods if actual forfeitures differ from those estimates. The Company estimates forfeitures of stock options and recognizes compensation cost only for those awards expected to vest. Forfeiture rates are determined for all employees and non-employee directors based on historical experience and our

ALTEGRA HEALTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

14. Stock Based Compensation (continued)

estimate of future vesting. Estimated forfeiture rates are adjusted from time to time based on actual forfeiture experience. The following table summarizes the changes in the number of shares of common stock under option and grant date fair value for the year ended December 31, 2014:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value Exercisable	Weighted Average Grant Date Fair Value
Outstanding at December 31, 2013	155,295	$202.08	8.0	96.99	106.51
Granted	63,940	283.64	10.0	157.48	125.97
Forfeited	(5,643)	207.24	—	—	110.02

Outstanding at December 31, 2014	213,592	$226.36	7.0	$115.25	$111.11

Vested	115,565	$206.96	7.0	N/A	N/A

As of December 31, 2014 there were 213,592 options outstanding of which 115,565 were vested and exercisable, respectively.

15. Shareholders’ Equity

Authorized Capital Stock.    The total number of shares of stock which the Company has authority to issue is 3,600,000 shares, consisting of 3,500,000 shares of Common Stock, with a par value of $.001 per share, and 100,000 shares of Preferred Stock, with a par value of $.001 per share. In accordance with the provisions of § 242(b)(2) of the Delaware General Corporation Law (DGCL), the number of authorized shares of any class or classes of stock may be increased or decreased by the affirmative vote of the holders of a majority of the issued and outstanding shares of stock of the Company entitled to vote thereon irrespective of the class vote requirements set forth in § 242(b)(2) of the DGCL (but, in the case of any decrease, not below the number of outstanding shares of any such class or classes plus that number of shares of such class or classes required to be reserved for issuance upon conversion, exchange or exercise of any option, warrant, or convertible or exchangeable security of any class or series).

Classes of Common Stock.    Of the 3,500,000 shares of Common Stock which the Company is authorized to issue, 1,750,000 shares are Voting Common Stock and 1,750,000 shares are Non-Voting Common Stock.

16. Guarantees

The Company limits its warranties to customers in its contracts. The Company typically disclaims all warranties with respect to the services performed and warrants only that work that will be performed by qualified personnel in a professional manner, that the Company will complete the work in a timely fashion, and that the Company’s systems are free from material errors.

As permitted or required under certain jurisdictions, the Company has certain obligations to indemnify its current and former officers and directors for certain events or occurrences while the officer or director is, or was serving, at the Company’s request in such capacities. The maximum liability under these obligations is unlimited; however, the Company’s insurance policies serve to limit its exposure. The Company believes that the estimated fair value of these indemnification obligations is minimal.

ALTEGRA HEALTH, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

17a. Subsequent Events

The Company has evaluated subsequent events through April 24, 2015, the date the financial statements were available to be issued and determined that there were no subsequent events requiring recognition in the financial statements and there were no non-recognized subsequent events requiring disclosure, except as noted above.

17b. Subsequent Events (Unaudited)

On July 3, 2015, the Company entered into a definitive agreement to be acquired by Emdeon Inc., a privately held company, for approximately $910 million (unaudited) in cash subject to certain post-closing adjustments. Any cash on hand immediately prior to consummation of the acquisition is expected to be distributed to the stockholders of the Company. Emdeon has obtained debt and equity financing commitments to support the acquisition and anticipates paying the purchase price from a combination of available cash and proceeds from new debt and equity offerings. The acquisition is subject to customary closing conditions, including expiration or early termination of the waiting period under the Hart-Scott-Rodino Act, and is expected to close in the third quarter of 2015.